Exhibit 10.26

AMENDMENT 2003-1 TO

THE TITAN CORPORATION

DEFERRED COMPENSATION PLAN

The Chief Executive Officer of the Titan Corporation hereby adopts the following amendment to the Titan Corporation Deferred Compensation Plan (the “Plan”):

1.     Section 3.7 of the Plan is hereby amended by the addition of the following sentence at the end thereof effective July 1, 2002:

“Notwithstanding any provision of the Plan to the contrary, the Chief Executive Officer of the Company shall have the following powers:  the power to accelerate the vesting of any Participant’s Company Discretionary Contribution Account, Company Matching Account and/or Company Profit Sharing Account; and the power to waive the requirement that a Participant must be employed on the last day of the Plan Year to avoid forfeiture of the Annual Company Discretionary Contribution Amount, Annual Company Matching Amount and/or Annual Company Profit Sharing Amount and attributable earnings for the Plan Year in which the Participant terminates employment with the Company.”

2.     Section 3.10 of the Plan is hereby amended by the addition of the following paragraph (d) at the end thereof effective January 1, 2002:

“(d) Notwithstanding anything to the contrary contained in this Section 3.10, in the event of a Participant’s Retirement, Disability or death while employed by an Employer, a Participant’s Company Discretionary Contribution Account, Company Matching Account and Company Profit Sharing Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules).”

3.     Section 3.11(d) of the Plan is hereby amended by the addition of the following sentence at the end thereof effective January 1, 2003:

“Notwithstanding any provision of the Plan to the contrary, a Participant who did not participate in either of the Predecessor Plans can allocate a portion of his or her Account Balance into the Restricted Fixed Rate Fund if the Committee determines that such Participant shall have that right.”

4.     Article IV of the Plan is amended by the addition of the following Section 4.5 at the end thereof effective April 1, 2003:

“4.5                         Distribution Upon a Change in Control. Notwithstanding any other provision of the Plan, if there is a Change in Control, all vested Account Balances under the Plan shall immediately be distributed or commence to be distributed in accordance with this Section 4.5.  For purposes of this

Section 4.5, a Participant’s vested account balance will be determined: (a)  by crediting the Participant with a Year of Service for the year of employment in which the Change in Control occurs; and (b) without applying the provision that a Participant must be employed on the last day of the Plan Year to avoid forfeiture of the Annual Company Matching Amount and attributable earnings for the Plan Year in which the Participant terminates employment with the Company.  If the Participant’s vested Account Balance at the time of the Change in Control is less than $25,000, payment of his or her vested Account Balance shall be in a lump sum.  If his or her vested Account Balance at such time is equal to or greater than that amount, the vested Account Balance shall be paid pursuant to the Annual Installment Method of five years.  If the Participant has made an alternative distribution election pursuant to Section 7.2 of the Plan, such election shall be effective with respect to the distribution described in this Section 4.5 provided the Participant has filed the election, in writing on forms prescribed by the Committee for this purpose, at least thirteen months prior to the effective date of the Change in Control.  If the Participant remains employed by the Company after the Change in Control, the Participant can continue to participate in the Plan under the terms of the Plan then in effect.”

5.     Section 7.2 of the Plan is hereby amended by the addition of the following sentence at the end thereof effective April 1, 2002:

“Notwithstanding the foregoing, a Participant whose Termination Benefit would otherwise be paid pursuant to an Annual Installment Method of five years may elect that his or her Termination Benefit be paid in the form of a single lump sum, provided that the Participant files a written election with the Committee, on forms prescribed by the Committee for this purpose, at least thirteen months prior to his or her Termination of Employment.”

6.     Article XI of the Plan is amended by the addition of the following Section 11.5 at the end thereof effective April 1, 2003:

“11.5                   Committee Power with Respect to Plan Amendments.  In addition to the power of the Chief Executive Officer and/or Chief Operating Officer to amend the Plan set forth in Section 11.2 and subject to Section 11.3, the Committee shall also have the power to amend or modify the Plan; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification; and (ii) in the event of any conflict between any amendment adopted by the Committee pursuant to this Section 11.5 and any amendment adopted by the Chief Executive Officer and/or Chief Operating Officer pursuant to Section 11.2, the amendment adopted by the Chief Executive Officer and/or Chief Operating Officer pursuant to Section 11.2 shall take precedence.”

IN WITNESS WHEREOF, the Chief Executive Officer of the Titan Corporation has caused this amendment to be executed this 18th day of September 2003.

The Titan Corporation

By:	/s/ Gene W. Ray
Chief Executive Officer